Exhibit 10.1

CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Confidentiality, Non-Competition and Non-Solicitation Agreement (“Agreement”) is made and entered into by and between WildHorse Resource Development Corporation, a Delaware corporation (the “Company”), and Jay C. Graham (“Executive”) and is effective as of January 25, 2019 (the “Effective Date”).

WHEREAS, Executive is a key executive of the Company, and the Company wishes to provide Executive with Confidential Information (as defined below) in the course of his future employment;

WHEREAS, in order to protect the Company’s confidential information and legitimate business interests, and as a material inducement for the Company to continue to employ Executive in a capacity in which he will receive, and have access to, Confidential Information, Executive has agreed to enter into this Agreement;

WHEREAS, Executive acknowledges and agrees that Executive is entering into this Agreement freely and of Executive’s own volition following consultation with counsel of Executive’s choice.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, and other good and valuable consideration, the Company and Executive agree as follows:

1.             Confidentiality and Non-Disclosure.

(a)           The Company agrees to provide Executive, following the Effective Date, with Confidential Information, including Confidential Information to which he did not have access prior to the Effective Date.  For purposes of this Agreement, “Confidential Information” means all confidential, proprietary or non-public information, trade secrets, processes, methods, designs, ideas, concepts, business plans, strategies, development opportunities, improvements, product developments, discoveries and inventions, whether patentable or not, of the Company or any of its subsidiaries (collectively, Company and its subsidiaries are referred to as the “Company Group”) that relates to any member of the Company Group’s businesses, products, or strategies (including all such information relating to corporate opportunities, research, financial and sales data, pricing terms, geological data, well results, testing results, schedules, analyses, evaluations, opinions, interpretations, acquisition prospects, business arrangements, the identity of customers or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, technologies, production, intellectual property, marketing and merchandising processes and techniques, prospective names and marks and any business plans, research or strategies), and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression. For the avoidance of doubt, Confidential Information includes all information provided to Executive by any member of the Company Group at any time with respect to any member of the Company Group’s anticipated or potential development projects, acquisition plans, strategies and business opportunities. Confidential Information does not include information which becomes generally available to the public other than as a result of acts or omissions to act by Executive or anyone acting in concert with Executive.

(b)           Executive agrees that Executive will not, at any time following the Effective Date, make any disclosure of Confidential Information, other than in the proper performance of the Executive’s duties for any member of the Company Group. Executive will not make any use of Confidential Information outside the authorized scope of the Employee’s employment or engagement with a member of the Company Group or without the prior written approval of the Board of Directors of the Company.

(c)           Notwithstanding the foregoing (and notwithstanding the provisions of Section 2 below), nothing in this Agreement (or in any other agreement between Executive and a member of the Company Group) shall prohibit or restrict Executive from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority (including the Securities and Exchange Commission) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any such governmental authority; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such governmental authority relating to a possible violation of Law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable Law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret Law for the disclosure of a trade secret that: (x) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; (y) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law or (z) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization from any member of the Company Group before engaging in any conduct described in this paragraph, or to notify any member of the Company Group that Executive has engaged in any such conduct.

2.             Non-Competition; Non-Solicitation.

(a)           In consideration of, and as a material inducement to, the Company providing Executive with continued employment in which Executive receives, and has access to, Confidential Information, Executive voluntarily agrees to the covenants set forth in this Agreement. Executive agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects and not oppressive, will not cause Executive undue hardship, and are necessary to prevent unfair competition and to protect Confidential Information and the Company Group’s goodwill, value and substantial legitimate business interests.

(b)           Executive agrees that, during the Prohibited Period (as defined below), Executive shall not, without the prior written approval of the Board of Directors of the Company, directly or indirectly, for Executive or on behalf of or in conjunction with any other person or entity of any nature:

(i)            engage or carry on, within the Market Area (as defined below), in competition with any member of the Company Group in certain aspects of the Business (as defined below), which prohibition shall prevent Executive from directly or indirectly: (A) owning, becoming a director of, or loaning money to, or selling or leasing equipment or real estate to, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group; or (B) becoming an employee of any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group in any capacity in which Executive’s duties for or on behalf of such person or entity are the same or similar as the duties that Executive performed for any member of the Company Group prior to the Closing; it being understood that Executive will not be prohibited from operating assets that are owned by an unaffiliated third party, even if such assets are in the Market Area;

(ii)           appropriate any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area; or

(iii)          solicit, canvass, approach, encourage, entice or induce any Protected Customer or Supplier (as defined below): (A) to cease or lessen its business with any member of the Company Group; or (B) to refuse or decline to enter into business with, supply products or services to or purchase products or services from, any member of the Company Group.

(c)           Executive acknowledges and agrees that the harm caused by Executive’s breach, or potential breach, of his commitments in this Agreement are incapable or difficult of estimation.  Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in this Agreement, and because of the immediate and irreparable damage that would be caused to the Company Group for which it would have no other adequate remedy, each member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. In addition, Executive expressly acknowledges and agrees that, in the event he violates the terms of this Agreement, he will immediately forfeit any rights he has to payments or benefits pursuant to that certain WildHorse Resource Development Corporation Executive Change in Control and Severance Benefit Plan (the “Severance Plan”), and he shall be required to immediately return any and all payments or monetary benefits received by him pursuant to the Severance Plan.  Executive acknowledges and agrees that the remedy referenced in the previous sentence is a reasonable forecast of just compensation for the Company Group in the event that Executive breaches the terms of this Agreement.

(d)           Executive acknowledges and agrees that the covenants contained in this Section 2 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the nature and wide geographic scope of the Company Group’s business, which is conducted throughout the Market Area; (ii) Executive’s level of control over, and contact with, the Company Group’s business and Executive’s association with the Company Group’s goodwill; (iii) Executive’s knowledge of, and anticipated knowledge of, Confidential Information.

(e)           Notwithstanding the foregoing, Executive may own an aggregate of not more than 5.0% of the outstanding stock of any class of any corporation principally engaged in the Business (other than any member of the Company Group), if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 2(b)(i), provided that Executive does not have the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

(f)            For purposes of this Agreement, the following terms shall have the following meanings:

(i)            “Business” shall mean the business and operations in the Market Area that are the same or similar to those in which any member of the Company Group engages, which business and operations include the acquisition, exploitation, development and production of oil, natural gas and NGL resources.

(ii)           “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

(iii)          “Market Area” shall mean the following counties in the State of Texas: Burleson, Lee, and Washington.

(iv)          “Prohibited Period” shall mean the period beginning on the Effective Date and ending on the date that is twelve (12) months following the date that Executive is no longer employed by any member of the Company Group.

(v)           “Protected Customer or Supplier” shall mean any person, business, company, firm or other entity that is, or was at any time in the twelve (12) month period prior to the date that Executive ceased being employed by any member of the Company Group, a customer or supplier of any member of any member of the Company Group with respect to the Business.

3.             Severability.  The covenants in this Agreement, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof).  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

4.             Applicable Law; Submission to Jurisdiction.  This Agreement shall in all respects be construed according to the laws of the State of Delaware without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction.  Executive and the Company expressly acknowledge and agree that Delaware has a substantial relationship to the parties and that there is a reasonable basis for the choice of Delaware law, as Delaware law is well-known to the parties and well-developed with respect to the subject matters of this Agreement.  The parties further acknowledge and agree that the designation of Delaware law and the interpretation and application of this Agreement consistent with principles of Delaware law assures uniformity, certainty and predictability in the application of this Agreement and others like it. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the jurisdiction, forum and venue of the state and federal courts located in the state of Texas.  The parties represent, acknowledge, and agree that such venue is convenient, has been carefully reviewed by the parties, and affected how they determined the contractual terms herein.  The parties expressly waive any argument that the jurisdiction and venue selected herein is inconvenient or otherwise inappropriate for the resolution of any claim or dispute relating to or arising under this Agreement.

5.             Entire Agreement and Amendment.  This Agreement and the Severance Plan contain the entire agreement of the parties with respect to the matters covered herein and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof.  This Agreement may be amended only by a written instrument executed by both parties hereto.

6.             Waiver of Breach.  Any waiver of this Agreement must be executed by the party to be bound by such waiver.  No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time.  The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.

7.             Assignment.  This Agreement is personal to Executive, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Executive.  The Company may assign this Agreement and its rights hereunder to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company or any of its affiliates.

8.             Counterparts.  This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

9.             Third-Party Beneficiaries.  Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Executive’s obligations, covenants, and promises hereunder and shall be entitled to enforce such obligations, covenants, and promises as if a party hereto.

10.          At-Will Employment.  Nothing in this Agreement alters the at-will nature of Executive’s employment or engagement with the Company or any other member of the Company Group, or obligates the Company (or any other member of the Company Group) to employ or engage Executive for any particular period of time.

11.          Title and Headings; Construction.  Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof.  Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof.  The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, and not to any particular provision hereof.  Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.  The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.  The word “or” is not exclusive.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, Executive and the Company each have caused this Agreement to be executed and effective as of the Effective Date.

JAY C. GRAHAM

/s/ Jay C. Graham
Jay C. Graham

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

By:	/s/ Kyle N. Roane
	Name:	Kyle N. Roane
	Title:	Executive Vice President

SIGNATURE PAGE TO

CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION AGREEMENT